Exhibit 10.20

DOMINO’S PIZZA SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

(2010 AMENDMENT AND RESTATEMENT)

The following sets forth the terms and conditions of the Domino’s Pizza, Inc. Senior Executive Annual Incentive Plan (2010 Amendment and Restatement).

1.	Purpose

The purpose of the Plan is to advance the interests of the Company and its subsidiaries by enhancing the ability of the Company and its subsidiaries to attract and retain management and employees who are in a position to make significant contributions to the success of the Company and its subsidiaries and to reward such individuals for their contributions.

2.	Defined Terms

In the Plan, the following terms have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, controls or is controlled by or is under common control with such Person.

(b) “Award” means an award under the Plan. All Award payments shall be in cash.

(c) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

(d) “Committee” means the compensation committee of the board of directors of the Company, as such committee is from time to time constituted and which, for purposes of meeting certain requirements of Section 162(m) of Code and any regulations promulgated thereunder (including Treas. Regs. Section 1.162-27(e)(3)), may be deemed to be any subcommittee of the Committee to which the Committee has delegated its duties and authority under the Plan consisting solely of at least two “outside directors,” as defined under Section 162(m) of the Code and the regulations promulgated thereunder.

(e) “Company” means Domino’s Pizza, Inc. and any successor.

(f) “Participant” means, with respect to each Performance Period, each executive officer and other senior employee of the Company or any of its subsidiaries who is selected by the Committee to participate in the Plan with respect to such Performance Period.

(g) “Performance Measure” means an objectively determinable measure of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; net income; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; network deployment; sales of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Measure need not be based upon an increase, a positive or improved result or avoidance of loss. A Performance Measure shall be determined in accordance with Section 4.1.

(h) “Performance Period” means the period over which performance with respect to an Award is to be measured.

(i) “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group.

(j) “Plan” means this Domino’s Pizza, Inc. Senior Executive Annual Incentive Plan as amended and in effect from time to time.

3.	Administration and Amendment

3.1. Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to: (a) determine the Participants for any Performance Period, (b) determine the amount of the minimum, target, maximum or other opportunity amounts under any Award, (c) determine, modify or waive the terms and conditions of each Award; and (d) interpret the Plan and any terms and conditions associated with any Award and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan or any Award. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m) of the Code, the Committee will exercise its discretion consistent with qualifying Awards for that exception. Determinations of the Committee made under the Plan shall be conclusive and shall bind all parties.

3.2. Amendment. The Committee may amend, suspend or discontinue the Plan at any time or times, subject to shareholder approval if so required by applicable law (including the Code) or stock exchange rules. No such amendment shall adversely affect the rights of any Participant as to any Award opportunity previously granted under the Plan without the consent of the affected Participant.

4.	Establishment of Award Opportunities and Performance Goals

4.1. In General. The Committee shall determine, in respect of each Award opportunity, the Performance Period over which performance in respect of such Award opportunity is to be measured, the Performance Measures to be used in measuring performance, and for each level of possible achievement under the Performance Measures so established, the Award amount (or the maximum Award amount) to be paid to each Participant. Except as the Committee otherwise determines and subject to the provisions of the Plan, the foregoing determinations shall be established not later than 90 days after the commencement of the Performance Period (or, in the case of a Performance Period of less than 12 months’ duration, not later than by the end of the first 25% of such period).

4.2. Maximum Award Amount. The maximum amount that may be paid to any Participant under any Award or Awards for any fiscal year or portion thereof shall be $5,000,000.

4.3. No Right to Participate. Nothing in the Plan shall be deemed to create any obligation on the part of the Committee to select any executive officer or senior employee as a Participant for any Performance Period, or to confer upon any Participant in the Plan the right to remain a Participant in the Plan on the same terms or conditions, or at all, for any subsequent Performance Periods.

5.	Payment of Awards

Payment of any Award shall be made, if at all, not later than by March 15 of the calendar year following the calendar year in which or with which ends the applicable Performance Period. In the case of an Award intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, no payment shall be made unless the Committee shall first have certified achievement of the applicable Performance Measures at a level sufficient to support the payment of such amount, based on the terms of the Plan and the determinations established by the Committee pursuant to Section 4.1 above.

6.	Operation of the Plan

6.1. Compliance with Applicable Law. As a condition of participating in the Plan, each Participant agrees to comply with all applicable laws and agrees to furnish to the Company all information and undertakings as may be required to permit compliance by the Company with applicable law.

6.2. Withholding. The Company may withhold from any payment under the Plan all taxes and other assessments, if any, determined by the Company to be required to be withheld.

7.	Merger or Combination.

If (a) the Company merges into or combines with any other entity and, immediately following such merger or combination, any Person or group of Persons acting in concert holds 50% or more of the voting power of the entity surviving such merger or combination (other than any Person or group of Persons which held 50% or more of the Company’s voting power immediately prior to such merger or combination or any Affiliate of any such Person or member of such group); (b) any Person or group of Persons acting in concert acquires 50% or more of the Company’s voting power; or (c) the Company sells all or substantially all of its assets or business for cash or for securities of another Person or group of Persons (other than to any Person or group of Persons which held 50% or more of the Company’s total voting power immediately prior to such sale or to any Affiliate of any such Person or any member of such group), then, unless the Committee provides for the continuation or assumption of some or all unpaid Awards or for the grant of new awards in substitution therefor (which need not be payable in cash) by the surviving entity or acquiror, in each case on such terms and subject to such conditions as the Committee may determine, with respect to any Award that is not so assumed or continued: (i) the then current Performance Period shall be deemed to end on the last day which is the last day of a fiscal quarter occurring on or prior to the effective date of the merger, combination or sale (or if the Committee in its sole discretion determines that it can make a reasonable determination of performance through such effective date, the current Performance Period shall be deemed to end on such effective date); (ii) the target Award amounts shall be prorated (to the extent proration would be applicable to such amount) for the number of days in such shortened Performance Period; and (iii) the amount of any so prorated Awards for such shortened period shall be determined and the Company shall pay, within twelve months following the effective date of such transaction (but in no event later than March 15 of the calendar year following the calendar year containing the effective date of such transaction), such prorated Award to each Participant in respect of such shortened Performance Period.

8.	Termination of Employment

If a Participant ceases to be employed by the Company or any of its Subsidiaries prior to the end of any Performance Period as a result of resignation, dismissal or any other reason, the Participant shall immediately cease to participate in the Plan and shall not be entitled to receive any payment for any Award in respect of such Performance Period.

9.	Rights of Participants

9.1. No Right to Continue as Officer or Employee. Neither the adoption of the Plan nor the selection of any Participant as a Participant shall confer any right to continue as an officer or employee of the Company or any of its subsidiaries, or affect in any way the right of the Company or any of its subsidiaries to terminate the Participant’s employment at any time. Neither any period of notice, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

9.2. No Trust or Fiduciary Relationship. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and any Participant or be construed as requiring the Company or any subsidiary or affiliate of the Company to establish a trust or otherwise to set aside assets to fund the payment of Awards hereunder. A Participant’s right to receive payment from the Company in respect of any Award shall be no greater than the right of any unsecured general creditor of the Company.

9.3. No Assignment by Participants. The interest of any Participant under the Plan or in any Award shall not be transferable or alienable by such Participant either by pledge, assignment or in any other manner, except that in the event of a Participant’s death following the completion of a Performance Period but prior to the payment of an Award with respect to such Performance Period it shall inure to the benefit of and be binding upon the Participant’s estate (or beneficiary if one has been designated to the Company in writing prior to such death).

10.	Miscellaneous

10.1. Severability. Any term or provision of the Plan that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, it is the intent of the Company that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

10.2 Certain Adjustments. In respect of an Award intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, the Committee may establish, not later than by the deadline for establishing the determinations under Section 4.1 above, objectively determinable and automatic adjustments that shall apply to the measurement of performance under such Award upon the occurrence of such events (not within the discretion of the Company or its subsidiaries) as the Committee shall also have established by such deadline. For example, but without limitation, the Committee under authority of this Section 10.2 could establish at or prior to the grant of a timely granted Award opportunity intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code that any measure of earnings applicable to such Award would automatically be adjusted to take into account an applicable change in GAAP that applies to the Performance Period. With respect to Awards not intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, the Committee may make such adjustments to the measures of performance, and at such time or times, as it determines in its discretion.

10.3. Governing Law. The Plan and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.	Effective Date of Plan

The Plan as herein amended and restated shall apply to all Award opportunities granted after January 1, 2010. No payment of an Award granted under this amended and restated Plan shall take effect unless and until the Plan shall have been approved by the Company’s shareholders in accordance with Section 162(m) of the Code.